EXHIBIT 99.2

FOR IMMEDIATE RELEASE
OCTOBER 11, 1999

AT THE COMPANY:            AT THE FINANCIAL RELATIONS BOARD:
---------------            ---------------------------------
JOSEPH VITTORIA            DOUG DELIETO     NICOLE INNARELLA       MARTY GITLIN
CHIEF EXECUTIVE OFFICER    (GENERAL INFO.)  (ANALYST INFO.)        (MEDIA INFO.)
(561) 266-0860             (212) 661-8030

                     TRAVEL SERVICES INTERNATIONAL ANNOUNCES
                           NEW CHIEF FINANCIAL OFFICER

DELRAY BEACH, FL -- (OCTOBER 11, 1999) -- Travel Services International, Inc. (Nasdaq: TRVL) announced today that Patrick Doyle has joined the Company as its Chief Financial Officer, replacing Jill Vales who held the position since the Company's initial public offering in July, 1997. Ms. Vales resigned her position in order to devote full time over the next year to her family and other personal interests.

Patrick Doyle has served for the past 10 years as Senior Vice President and Chief Financial Officer of Effjohn North America, a multinational firm and subsidiary of Neptun Maritime, whose businesses included the operation of two cruise lines. Mr. Doyle has significant experience in financial planning and analysis, contract negotiations and reporting and accounting systems. He is a certified public accountant and previously served as a senior manager at KPMG.

Joseph V. Vittoria, Chief Executive Officer, commented: "The Company's fast-growing call center and Internet leisure travel business requires continued sophisticated financial planning and analysis. Patrick Doyle's financial experience and analytical skills, along with his travel industry background in the cruise business, make him an excellent selection as Chief Financial Officer for the Company. We are very pleased to have Pat join us and expect that he will be a strong addition to our executive management group.

"After marking the 20th year in her successful finance career, Jill Vales advised me this summer that she planned to leave the Company. We appreciate the leadership and financial acumen Jill provided the Company during its start-up and formative years and her continued support throughout the executive search process," Mr. Vittoria added.

Ms. Vales commented: "The past two years at Travel Services International have been very challenging and rewarding. I am proud of the accomplishments of the Company's finance and human resources teams, and I wish the Company continued success." Ms. Vales will remain with the Company for a brief transition period.

Travel Services International is a leading specialized distributor of travel products including cruise vacations, vacation packages, domestic and international airline tickets and European auto

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rentals, and is a leading provider of travel services, such as electronic hotel reservation services, specialized hotel programs and services and incentive travel programs. The Company provides its services to both travel agents and travelers, offering a unique combination of specialized expertise, the ability to compare options from multiple travel providers and competitive prices.

   MORE INFORMATION ABOUT THE COMPANY MAY BE OBTAINED THROUGH THE WEB SITE AT
                                WWW.TRAVELCO.COM